Exhibit 99.1

Alcoa Corporation Reports Third Quarter 2017 Results

Aluminum segment drives profit growth, cash reaches $1.1 billion

PITTSBURGH--(BUSINESS WIRE)--October 18, 2017--Alcoa Corporation (NYSE: AA):

3Q 2017 Results1

  Net income of $113 million, or $0.60 per share
  Excluding special items, adjusted net income of $135 million, or $0.72 per share
  $561 million of adjusted earnings before interest, tax, depreciation and amortization (EBITDA) excluding special items, up 16 percent sequentially, on improved aluminum pricing and higher aluminum and bauxite shipments
  Revenue of $3.0 billion, up 4 percent sequentially, driven primarily by improved aluminum pricing, higher aluminum shipments and increased energy sales
  $1.1 billion cash balance and $1.4 billion of debt, for net debt of $0.3 billion, as of September 30, 2017
  Company raised its 2017 outlook for adjusted EBITDA excluding special items to approximately $2.4 billion2

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M, except per share amounts	3Q16	2Q17	3Q17
Revenue	$2,329	$2,859	$2,964
Net (loss) income attributable to Alcoa Corporation	$(10)	$75	$113
Earnings per share attributable to Alcoa Corporation	$(0.06)	$0.40	$0.60
Adjusted net (loss) income	$(95)	$116	$135
Adjusted earnings (loss) per share	$(0.52)	$0.62	$0.72
Adjusted EBITDA excluding special items	$284	$483	$561

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1 Alcoa Corporation became an independent, publicly-traded company on November 1, 2016. Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the financial results of Alcoa Corporation for the first ten months of 2016 (including the first month of fourth quarter 2016) were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated results of operations, financial position, and cash flows had it been a standalone company during the referenced period. See the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016 filed with the United States Securities and Exchange Commission on March 15, 2017 for additional information.

2 Based on actual results for 2017 YTD; outlook for unpriced sales for 4Q17 at $2,100 LME, $470 API, and updated regional premiums and foreign currencies.

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Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina and aluminum products, today reported a sequential increase in third quarter 2017 revenue and earnings, driven primarily by improved pricing in the aluminum business segment and higher shipments of aluminum and bauxite. In addition, the Company’s cash balance as of September 30, 2017 reached $1.1 billion.

Based on stronger alumina and aluminum prices, Alcoa has increased its projection for full-year adjusted EBITDA to approximately $2.4 billion2. This adjusted EBITDA forecast, up from the second quarter projected range of $2.1 billion to $2.2 billion, includes higher input costs to be reflected in net performance reported with fourth quarter 2017 results.

“Alcoa continues to benefit from favorable commodity markets, and we’ve raised our projections for profitability in 2017 and global aluminum demand growth for the balance of the year,” said Roy Harvey, President and Chief Executive Officer. “We continued to execute on our three strategic priorities—our strong cash generation aligns with our priority to strengthen the balance sheet, while our recent Rockdale announcement advances our priorities to reduce complexity and drive returns.”

Mr. Harvey continued: “As we approach our first anniversary as an independent, publicly-traded company, we’ll continue to be guided by our three strategic priorities to further strengthen our Company and Alcoa’s foundation for the future.”

In third quarter 2017, Alcoa reported net income of $113 million, or $0.60 per share, up 51 percent, mostly due to an improvement in the combined results of the Company’s business segments. This compares to second quarter 2017 net income of $75 million, or $0.40 per share. The third and second quarters of 2017 include a negative impact for special items of $22 million and $41 million, respectively.

Third quarter 2017 special items were largely related to restructuring charges associated with previous actions, a legacy tax settlement in Brazil, unfavorable mark-to-market impact on certain energy contracts, and a net benefit related to the partial restart of the Warrick smelter in Indiana (reversal of previous closure costs partially offset by restart costs).

Excluding the impact of special items, third quarter 2017 adjusted net income was $135 million, or $0.72 per share, up 16 percent sequentially from $116 million, or $0.62 per share.

In the third quarter 2017, Alcoa reported $561 million of adjusted EBITDA excluding special items, up 16 percent from $483 million in second quarter 2017. The improvement was driven by several positive factors, including higher energy sales in Brazil, improved aluminum pricing and increased shipments for both aluminum and bauxite, partially offset by unfavorable currency exchange rates and raw material price inflation.

Alcoa reported third quarter 2017 revenue of $3.0 billion, up 4 percent sequentially, with higher energy sales in Brazil, higher shipments in the Company’s aluminum and bauxite segments and increased aluminum prices, somewhat offset by a decline in alumina volume.

Cash from operations in third quarter 2017 was $384 million and free cash flow was $288 million. Cash used for financing activities and investing activities was $115 million and $100 million, respectively, in the third quarter of 2017. Cash used for financing in third quarter 2017 included the early repayment of a $41 million loan from Brazil’s National Bank for Economic and Social Development (BNDES).

Alcoa ended third quarter 2017 with cash on hand of $1.1 billion with $1.4 billion of debt, for net debt of $0.3 billion. The Company reported 17 days working capital, a one-day improvement from second quarter 2017.

Earlier this month, Alcoa announced the October 1 termination of a power contract tied to the curtailed Rockdale Operations in Texas. The termination, which included a lump sum cash payment of $237.5 million, is expected to result in an annual improvement to net income and adjusted EBITDA of $60 million to $70 million, beginning in the fourth quarter of 2017.

Market Update

Alcoa continues to see strong global aluminum demand growth and increased its full-year 2017 estimate to a range of 5.0 to 5.5 percent, from 4.75 to 5.25 percent in the second quarter.

The Company expects the global aluminum market to be in relative balance for full year 2017, a change from the second quarter projection of a slight surplus. The improvement is mostly due to planned and actual curtailments in Chinese smelting capacity as well as increased Chinese demand.

Global markets for both bauxite and alumina are expected to remain in relative balance for the year.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Wednesday, October 18, 2017 to present third quarter 2017 financial results, discuss the business, and review market fundamentals.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing at approximately 4:15 p.m. EDT on October 18th on the same website. Call information and related details are available under the “Investors” section of www.alcoa.com

Dissemination of Company Information

Alcoa intends to make future announcements regarding Company developments and financial performance through its website, www.alcoa.com.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products built on a foundation of strong values and operating excellence dating back nearly 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since inventing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability and stronger communities wherever we operate.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; and statements about strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa Corporation; (d) the impact of changes in foreign currency exchange rates on costs and results; (e) increases in energy costs; (f) declines in the discount rates used to measure pension liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (g) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, restarts, expansions, or joint ventures; (i) political, economic, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (k) the impact of cyberattacks and potential information technology or data security breaches; and (l) the other risk factors discussed in Item 1A of Alcoa Corporation’s Form 10-K for the fiscal year ended December 31, 2016 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release. Alcoa Corporation has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures due primarily to the variability and complexity in making accurate forecasts and projections, as not all of the information for a quantitative reconciliation is available to the company without unreasonable effort.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)

	Quarter ended
	September 30,	June 30,	September 30,
	2016(2),(3)	2017	2017
Sales	$2,329	$2,859	$2,964

Cost of goods sold (exclusive of expenses below)	1,968	2,309	2,361
Selling, general administrative, and other expenses	92	72	70
Research and development expenses	8	8	8
Provision for depreciation, depletion, and amortization	181	190	194
Restructuring and other charges	17	12	(10)
Interest expense	67	25	26
Other (income) expenses, net	(106)	6	27
Total costs and expenses	2,227	2,622	2,676

Income before income taxes	102	237	288
Provision for income taxes	92	99	119

Net income	10	138	169

Less: Net income attributable to noncontrolling interest	20	63	56

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$(10)	$75	$113

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS(1):
Basic:
Net (loss) income	$(0.06)	$0.41	$0.61
Average number of shares	182,471,195	184,240,686	184,594,233

Diluted:
Net (loss) income	$(0.06)	$0.40	$0.60
Average number of shares	182,471,195	186,385,250	187,155,231
(1)	The basic and diluted earnings per share for the quarter ended September 30, 2016 were calculated based on the 182,471,195 shares of Alcoa Corporation common stock distributed on November 1, 2016 in conjunction with the completion of Alcoa Corporation’s separation from its former parent company and are considered pro forma in nature. Prior to November 1, 2016, Alcoa Corporation did not have any issued and outstanding publicly-traded common stock.

(2)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the results of operations of Alcoa Corporation for the quarter ended September 30, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated results of operations had it been a standalone company during the referenced period. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and March 15, 2017, respectively, for additional information.

(3)	In preparing the Statement of Consolidated Operations for the year ended December 31, 2016, management discovered that the amount of Cost of goods sold previously reported for the quarter ended September 30, 2016 included an immaterial error due to an under-allocation of LIFO expense of $4. As a result, management has revised Cost of goods sold from the $1,964 previously reported to $1,968 for the quarter ended September 30, 2016.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited), continued
(dollars in millions, except per-share amounts)

	Nine months ended
	September 30,
	2016(2),(3)	2017
Sales	$6,781	$8,478

Cost of goods sold (exclusive of expenses below)	5,775	6,713
Selling, general administrative, and other expenses	267	214
Research and development expenses	26	23
Provision for depreciation, depletion, and amortization	536	563
Restructuring and other charges	109	12
Interest expense	197	77
Other income, net	(90)	(67)
Total costs and expenses	6,820	7,535

(Loss) income before income taxes	(39)	943
Provision for income taxes	178	328

Net (loss) income	(217)	615

Less: Net income attributable to noncontrolling interest	58	202

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$(275)	$413

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS(1):
Basic:
Net (loss) income	$(1.51)	$2.24
Average number of shares	182,471,195	184,212,161

Diluted:
Net (loss) income	$(1.51)	$2.21
Average number of shares	182,471,195	186,656,542

Common stock outstanding at the end of the period	–	184,969,328
(1)	The basic and diluted earnings per share for the nine months ended September 30, 2016 were calculated based on the 182,471,195 shares of Alcoa Corporation common stock distributed on November 1, 2016 in conjunction with the completion of Alcoa Corporation’s separation from its former parent company and are considered pro forma in nature. Prior to November 1, 2016, Alcoa Corporation did not have any issued and outstanding publicly-traded common stock.

(2)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the results of operations of Alcoa Corporation for the nine months ended September 30, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated results of operations had it been a standalone company during the referenced period. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and March 15, 2017, respectively, for additional information.

(3)	In preparing the Statement of Consolidated Operations for the year ended December 31, 2016, management discovered that the amount of Cost of goods sold previously reported for the nine months ended September 30, 2016 included an immaterial error due to an under-allocation of LIFO expense of $14. As a result, management has revised Cost of goods sold from the $5,761 previously reported to $5,775 for the nine months ended September 30, 2016.

Alcoa Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	December 31,	September 30,
	2016	2017
ASSETS
Current assets:
Cash and cash equivalents	$853	$1,119
Receivables from customers	668	840
Other receivables	166	193
Inventories	1,160	1,323
Fair value of derivative contracts	51	112
Prepaid expenses and other current assets	283	217
Total current assets	3,181	3,804

Properties, plants, and equipment	22,550	23,253
Less: accumulated depreciation, depletion, and amortization	13,225	13,971
Properties, plants, and equipment, net	9,325	9,282
Investments	1,358	1,408
Deferred income taxes	741	862
Fair value of derivative contracts	468	153
Other noncurrent assets	1,668	1,745
Total assets	$16,741	$17,254

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,455	$1,618
Accrued compensation and retirement costs	456	450
Taxes, including income taxes	147	166
Fair value of derivative contracts	35	139
Other current liabilities	707	376
Long-term debt due within one year	21	17
Total current liabilities	2,821	2,766
Long-term debt, less amount due within one year	1,424	1,384
Accrued pension benefits	1,851	1,703
Accrued other postretirement benefits	1,166	1,076
Asset retirement obligations	604	627
Environmental remediation	264	270
Fair value of derivative contracts	234	689
Noncurrent income taxes	310	318
Other noncurrent liabilities and deferred credits	370	303
Total liabilities	9,044	9,136

EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,531	9,584
Retained (deficit) earnings	(104)	309
Accumulated other comprehensive loss	(3,775)	(4,033)
Total Alcoa Corporation shareholders' equity	5,654	5,862
Noncontrolling interest	2,043	2,256
Total equity	7,697	8,118
Total liabilities and equity	$16,741	$17,254

Alcoa Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Nine months ended
	September 30,
	2016(5)	2017
CASH FROM OPERATIONS
Net (loss) income	$(217)	$615
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation, depletion, and amortization	536	564
Deferred income taxes	6	64
Equity income, net of dividends	34	1
Restructuring and other charges	109	12
Net gain from investing activities – asset sales	(164)	(115)
Net periodic pension benefit cost	43	83
Stock-based compensation	24	21
Other	12	31
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(126)	(112)
Decrease (Increase) in inventories	39	(102)
(Increase) Decrease in prepaid expenses and other current assets	(22)	62
(Decrease) Increase in accounts payable, trade	(175)	109
(Decrease) in accrued expenses	(338)	(320)
(Decrease) Increase in taxes, including income taxes	(103)	15
Pension contributions	(45)	(82)
(Increase) in noncurrent assets(1)	(188)	(88)
Increase in noncurrent liabilities	25	11
CASH (USED FOR) PROVIDED FROM OPERATIONS	(550)	769

FINANCING ACTIVITIES
Net transfers from Parent Company	407	–
Cash paid to Arconic related to separation(2)	–	(247)
Net change in short-term borrowings (original maturities of three months or less)	–	2
Additions to debt (original maturities greater than three months)(3)	–	3
Payments on debt (original maturities greater than three months)	(16)	(55)
Proceeds from the exercise of employee stock options	–	38
Contributions from noncontrolling interest	–	56
Distributions to noncontrolling interest	(176)	(244)
Other	–	(6)
CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	215	(453)

INVESTING ACTIVITIES
Capital expenditures	(258)	(255)
Proceeds from the sale of assets and businesses(4)	112	243
Additions to investments	(3)	(44)
Sales of investments	146	–
Net change in restricted cash(3)	(2)	–
CASH USED FOR INVESTING ACTIVITIES	(5)	(56)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	24	6
Net change in cash and cash equivalents	(316)	266
Cash and cash equivalents at beginning of year	557	853
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$241	$1,119
(1)	The (Increase) in noncurrent assets line item for the nine months ended September 30, 2016 includes a $200 prepayment related to a natural gas supply agreement for three alumina refineries in Western Australia, which are owned by Alcoa Corporation’s majority-owned subsidiary, Alcoa of Australia Limited.

(2)	On November 1, 2016, Alcoa Corporation separated from its former parent company (now named Arconic Inc.) into a standalone, publicly-traded company. In accordance with the terms of the related Separation and Distribution Agreement, Alcoa Corporation paid to Arconic Inc. the net after-tax proceeds of $243 from the sale of the Yadkin Hydroelectric Project.

(3)	In September 2016, Alcoa Nederland Holding B.V., a wholly-owned subsidiary of Alcoa Corporation, issued $1,250 in new senior notes in preparation for the separation of the Company from its former parent company (completed on November 1, 2016). The net proceeds of $1,228 from the debt issuance, along with $81 of cash on hand from the former parent company, were required to be placed in escrow contingent on completion of the separation transaction. As a result, the $1,228 of escrowed cash was recorded as restricted cash on Alcoa Corporation’s Combined Balance Sheet as of September 30, 2016. The issuance of the debt and the increase in restricted cash both in the amount of $1,228 were not reflected in the Statement of Consolidated Cash Flows for the nine months ended September 30, 2016 as these represent noncash financing and investing activities, respectively.

(4)	Proceeds from the sale of assets and businesses for the nine months ended September 30, 2016 includes a cash outflow for cash paid as a result of a post-closing adjustment associated with the December 2014 divestiture of an ownership stake in a smelter in the United States.

(5)

Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the cash flows of Alcoa Corporation for the nine months ended September 30, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated cash flows had it been a standalone company during the referenced period. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and March 15, 2017, respectively, for additional information.

Alcoa Corporation and subsidiaries
Segment Information(1),(2) (unaudited)
(dollars in millions; bauxite production and shipments in millions of dry metric tons (mdmt);
alumina and aluminum production and shipments in thousands of metric tons (kmt))

	1Q16	2Q16	3Q16	4Q16	2016	1Q17	2Q17	3Q17
Bauxite:
Production(3),(4) (mdmt)	10.7	11.1	11.4	11.8	45.0	11.1	11.0	11.6
Total shipments (mdmt)	11.2	11.8	11.7	12.2	46.9	11.6	11.5	12.3
Third-party sales	$44	$87	$93	$91	$315	$70	$80	$104
Intersegment sales	$175	$182	$192	$202	$751	$219	$208	$221
Adjusted EBITDA	$77	$99	$97	$102	$375	$110	$98	$113
Depreciation, depletion, and amortization	$17	$19	$21	$20	$77	$18	$19	$24

Alumina:
Production (kmt)	3,330	3,316	3,310	3,295	13,251	3,211	3,249	3,305
Third-party shipments (kmt)	2,168	2,266	2,361	2,276	9,071	2,255	2,388	2,271
Intersegment shipments (kmt)	1,257	1,137	1,140	1,169	4,703	947	1,152	1,153
Third-party sales	$496	$601	$585	$618	$2,300	$734	$749	$713
Intersegment sales	$292	$321	$317	$377	$1,307	$361	$384	$398
Adjusted EBITDA	$15	$114	$78	$171	$378	$297	$227	$203
Depreciation and amortization	$45	$47	$47	$47	$186	$49	$53	$53
Equity (loss) income	$(14)	$(7)	$(9)	$(10)	$(40)	$1	$(6)	$(5)

Aluminum:
Primary aluminum production (kmt)	600	595	586	587	2,368	559	575	596
Third-party aluminum shipments (kmt)	764	770	761	852	3,147	801	833	868
Third-party sales	$1,552	$1,597	$1,600	$1,782	$6,531	$1,806	$1,988	$2,090
Intersegment sales	$34	$2	$2	$4	$42	$4	$3	$9
Adjusted EBITDA	$165	$180	$183	$152	$680	$206	$221	$303
Depreciation and amortization	$103	$104	$103	$104	$414	$101	$108	$106
Equity (loss) income	$(7)	$(10)	$(7)	$–	$(24)	$(7)	$3	$(7)

Reconciliation of total segment Adjusted EBITDA to consolidated net (loss) income attributable to Alcoa Corporation:
Total segment Adjusted EBITDA	$257	$393	$358	$425	$1,433	$613	$546	$619
Unallocated amounts:
Impact of LIFO	18	(1)	1	(28)	(10)	(14)	(8)	(14)
Metal price lag(5)	2	2	1	4	9	6	11	5
Corporate expense(6)	(36)	(50)	(47)	(44)	(177)	(34)	(36)	(34)
Provision for depreciation, depletion, and amortization	(177)	(178)	(181)	(182)	(718)	(179)	(190)	(194)
Restructuring and other charges	(84)	(8)	(17)	(209)	(318)	(10)	(12)	10
Interest expense	(64)	(66)	(67)	(46)	(243)	(26)	(25)	(26)
Other (expenses) income, net	(39)	23	106	(1)	89	100	(6)	(27)
Other(7)	(74)	(59)	(52)	(42)	(227)	(38)	(43)	(51)
Consolidated (loss) income before income taxes	(197)	56	102	(123)	(162)	418	237	288
Provision for income taxes	(18)	(68)	(92)	(6)	(184)	(110)	(99)	(119)
Net loss (income) attributable to noncontrolling interest	5	(43)	(20)	4	(54)	(83)	(63)	(56)
Consolidated net (loss) income attributable to Alcoa Corporation	$(210)	$(55)	$(10)	$(125)	$(400)	$225	$75	$113
The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	Effective in the first quarter of 2017, management elected to change the profit and loss measure of Alcoa Corporation’s reportable segments from After-tax operating income (ATOI) to Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) for internal reporting and performance measurement purposes. This change was made to enhance the transparency and visibility of the underlying operating performance of each segment. Alcoa Corporation calculates Adjusted EBITDA as Total sales (third-party and intersegment) minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; and Research and development expenses. Previously, Alcoa Corporation calculated ATOI as Adjusted EBITDA minus (plus) the following items: Provision for depreciation, depletion, and amortization; Equity loss (income); Loss (gain) on certain asset sales; and Income taxes. Alcoa Corporation’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Also effective in the first quarter of 2017, management combined Alcoa Corporation’s aluminum smelting, casting, and rolling businesses, along with the majority of the energy business, into a new Aluminum business unit. This new business unit is managed as a single operating segment. Prior to this change, each of these businesses were managed as individual operating segments and comprised the Aluminum, Cast Products, Energy, and Rolled Products segments. As a result, Alcoa Corporation’s operating and reportable segments are Bauxite, Alumina, and Aluminum.

Segment information for all prior periods presented was revised to reflect the new segment structure, as well as the new measure of profit and loss.

(2)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the financial results of Alcoa Corporation for all periods prior to fourth quarter 2016 were prepared on such basis. Additionally, the financial results of Alcoa Corporation for the first month of fourth quarter 2016 were also prepared on a carve-out basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated results of operations, financial position, and cash flows had it been a standalone company during the referenced periods. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and March 15, 2017, respectively, for additional information.

(3)	The production amounts do not include additional bauxite (approximately 3 million metric tons per annum) that Alcoa Corporation is entitled to receive (i.e. an amount in excess of its equity ownership interest) from certain other partners at the mine in Guinea.

(4)	In the second quarter of 2017, Alcoa Corporation revised the respective production amount for the 2016 first, second, and third quarters to reflect refinements to individual mine data. As a result, the production reflected in this table for the referenced quarters were revised from prior period reports. Total bauxite production for annual 2016 remains unchanged at 45.0 mdmt.

(5)	Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by Alcoa Corporation’s rolled aluminum operations. In general, when the price of metal increases, metal price lag is favorable, and when the price of metal decreases, metal price lag is unfavorable.

(6)	Corporate expense is primarily composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities.

(7)	Other includes, among other items, the Adjusted EBITDA of previously closed operations as applicable, pension and other postretirement benefit expenses associated with closed and sold operations, and intersegment profit elimination.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted (Loss) Income	(Loss) Income			Diluted EPS
	Quarter ended			Quarter ended
	September 30, 2016(1)	June 30, 2017	September 30, 2017	September 30, 2016(1),(2)	June 30, 2017	September 30, 2017

Net (loss) income attributable to Alcoa Corporation	$(10)	$75	$113	$(0.06)	$0.40	$0.60

Special items:
Restructuring and other charges	17	12	(10)
Discrete tax items(3)	6	–	13
Other special items(4)	(97)	48	36
Tax impact(5)	(6)	(11)	(11)
Noncontrolling interest impact(5)	(5)	(8)	(6)
Subtotal	(85)	41	22

Net (loss) income attributable to Alcoa Corporation – as adjusted	$(95)	$116	$135	(0.52)	0.62	0.72
Net (loss) income attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net (loss) income attributable to Alcoa Corporation determined under GAAP as well as Net (loss) income attributable to Alcoa Corporation – as adjusted.

(1)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the results of operations of Alcoa Corporation for the quarter ended September 30, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated results of operations had it been a standalone company during the referenced period. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and March 15, 2017, respectively, for additional information.

(2)	Prior to November 1, 2016, Alcoa Corporation did not have any issued and outstanding publicly-traded common stock. As such, the respective basic and diluted EPS related to both Net loss attributable to Alcoa Corporation and Net loss attributable to Alcoa Corporation – as adjusted for the quarter ended September 30, 2016 were calculated based on the 182,471,195 shares of Alcoa Corporation common stock distributed on November 1, 2016 in conjunction with the completion of Alcoa Corporation’s separation from its former parent company and are considered pro forma in nature.

(3)	Discrete tax items for the quarters ended September 30, 2016 and 2017 each represent a net charge for several small items.

(4)	Other special items include the following:
•	for the quarter ended September 30, 2016, a gain on the sale of wharf property near the Intalco, Washington smelter ($118), costs associated with the then-planned separation of Alcoa Corporation from its former parent company ($23), and a net favorable change in certain mark-to-market energy derivative contracts ($2);
•	for the quarter ended June 30, 2017, an unfavorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($28), a net unfavorable change in certain mark-to-market energy derivative contracts ($17), an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland smelter ($13), and a favorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($10); and
•	for the quarter ended September 30, 2017, costs related to the restart of the Warrick (Indiana) smelter ($17), settlement of legacy tax matters in Brazil ($11), a net unfavorable change in certain mark-to-market energy derivative contracts ($11), a favorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($8), an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland smelter ($8), and a favorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($3).

(5)	The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA	Quarter ended
	September 30, 2016(1)	June 30, 2017	September 30, 2017

Net (loss) income attributable to Alcoa Corporation	$(10)	$75	$113

Add:
Net income attributable to noncontrolling interest	20	63	56
Provision for income taxes	92	99	119
Other (income) expenses, net	(106)	6	27
Interest expense	67	25	26
Restructuring and other charges	17	12	(10)
Provision for depreciation, depletion, and amortization	181	190	194

Adjusted EBITDA	$261	$470	$525

Special items(2)	23	13	36

Adjusted EBITDA, excluding special items	$284	$483	$561
Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the results of operations of Alcoa Corporation for the quarter ended September 30, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated results of operations had it been a standalone company during the referenced period. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and March 15, 2017, respectively, for additional information.

(2)	Special items include the following (see reconciliation of Adjusted (Loss) Income above for additional information):
•	for the quarter ended September 30, 2016, costs associated with the then-planned separation of Alcoa Corporation from its former parent company;
•	for the quarter ended June 30, 2017, an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland smelter; and
•	for the quarter ended September 30, 2017, costs related to the restart of the Warrick (Indiana) smelter ($17), settlement of legacy tax matters in Brazil ($11), and an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland smelter ($8).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended
	June 30, 2017	September 30, 2017

Cash from operations	$311	$384

Capital expenditures	(88)	(96)

Free cash flow	$223	$288

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	June 30, 2017	September 30, 2017

Short-term borrowings	$4	$3
Long-term debt due within one year	19	17
Long-term debt, less amount due within one year	1,418	1,384
Total debt	$1,441	$1,404

Less: Cash and cash equivalents	954	1,119

Net debt	$487	$285

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

CONTACT:
Alcoa Corporation
Investor Contact:
James Dwyer, +1 412-315-2891
James.Dwyer@alcoa.com
or
Media Contact:
Monica Orbe, +1 412-315-2896
Monica.Orbe@alcoa.com